The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)

Subject to Completion, Dated January 24, 2020

PRICING SUPPLEMENT dated           , 2020

(To Stock-Linked Underlying Supplement dated December 16, 2019, Prospectus Supplement dated December 16, 2019 and Prospectus dated December 16, 2019)

Registration No. 333-233663

Canadian Imperial Bank of Commerce $ Senior Global Medium-Term Notes Capped Leveraged Basket-Linked Notes due

The notes do not bear interest. The amount that you will be paid on your notes on the maturity date (expected to be the second scheduled business day after the final valuation date) is based on the performance of an unequally-weighted basket comprised of the common stock, common shares or ordinary shares of 50 companies (the “basket components”), as measured from the trade date to and including the final valuation date (expected to be between 13 and 15 months after the trade date). For a full list of the basket components, see “Summary Information—The Basket” beginning on page PS-5 of this pricing supplement.

The initial basket level will be set to 100 on the trade date and the final basket level will equal the sum of the products, as calculated for each basket component, of: (i) the final component price on the final valuation date divided by the initial component price (set on the trade date) multiplied by (ii) the initial weighted value of such basket component set forth on page PS-5. If the final basket level on the final valuation date is greater than the initial basket level, the return on your notes will be positive and will equal 2 times the basket return, subject to the maximum settlement amount (expected to be between $1,101.00 and $1,118.80 for each $1,000 principal amount of your notes). If the final basket level is less than the initial basket level, the return on your notes will be negative and will equal the basket return. You could lose your entire investment in the notes.

To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level. On the maturity date, for each $1,000 principal amount of your notes, you will receive an amount in cash equal to:

•                  if the basket return is positive (i.e. the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 2.0 times (c) the basket return, subject to the maximum settlement amount; or

•                  if the basket return is zero or negative (i.e. the final basket level is equal to or less than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) the basket return times (b) $1,000.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Additional Risk Factors Specific to Your Notes” beginning on page PS-10 of this pricing supplement and “Risk Factors” beginning on page S-1 of the accompanying underlying supplement.

Our estimated value of the notes on the trade date, based on our internal pricing models, is expected to be between $960.00 and $990.00 per note. The estimated value is expected to be less than the initial issue price of the notes. See “Additional Information Regarding Estimated Value of the Notes” in this pricing supplement.

	Initial Issue Price	Price to Public	Agent’s Commission	Proceeds to Issuer
Per Note	$1,000.00	100.00%	1.07%	98.93%
Total	$	$	$	$

The notes are unsecured obligations of Canadian Imperial Bank of Commerce and all payments on the notes are subject to the credit risk of Canadian Imperial Bank of Commerce. The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The notes are not bail-inable debt securities (as defined on page 6 of the prospectus). The notes will not be listed on any U.S. securities exchange or interdealer quotation system.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The issue price, agent’s commission and net proceeds listed above relate to the notes we will sell initially.  We may decide to sell additional notes after the trade date, at issue prices and with agent’s commissions and net proceeds that differ from the amounts set forth above.  The return (whether positive or negative) on your investment will depend in part on the issue price you pay for your notes.

Goldman Sachs & Co. LLC (“GS&Co.”) or any of its affiliates or agents may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless we, GS&Co. or any of our or its respective affiliates or agents informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

We will deliver the notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on or about       , 2020 against payment in immediately available funds.

Goldman Sachs & Co. LLC

Capped Leveraged Basket-Linked Notes due

ADDITIONAL INFORMATION REGARDING ESTIMATED VALUE OF THE NOTES

On the cover page of this pricing supplement, the Bank has provided the initial estimated value range for the notes. This range of estimated values was determined by reference to the Bank’s internal pricing models, which take into consideration certain factors, such as the Bank’s internal funding rate on the trade date and the Bank’s assumptions about market parameters. For more information about the initial estimated value, see “Additional Risk Factors Specific to Your Notes” in this pricing supplement.

The economic terms of the notes (including the maximum settlement amount) are based on the Bank’s internal funding rate, which is the rate the Bank would pay to borrow funds through the issuance of similar market-linked notes, the agent’s commission and the economic terms of certain related hedging arrangements. Due to these factors, the initial issue price you pay to purchase the notes will be greater than the initial estimated value of the notes. The Bank’s internal funding rate is typically lower than the rate the Bank would pay when it issues conventional fixed rate debt securities, as discussed further under “Additional Risk Factors Specific to Your Notes — Neither the Bank’s nor GS&Co.’s Estimated Value of the Notes at Any Time Is Determined by Reference to Credit Spreads or the Borrowing Rate the Bank Would Pay for Its Conventional Fixed-Rate Debt Securities” in this pricing supplement.  The Bank’s use of its internal funding rate reduces the economic terms of the notes to you.

The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately GS&Co.’s estimate of the market value of your notes on the trade date, based on its pricing models and taking into account the Bank’s internal funding rate, plus an additional amount (initially equal to $     per $1,000 principal amount).

Prior to         , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through approximately 3 months). On and after                       , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models. For additional information regarding the value of your notes shown in your GS&Co. account statements and the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), each based on GS&Co.’s pricing models; see “Additional Risk Factors Specific to Your Notes — The Price at Which GS&Co. Would Buy Or Sell Your Notes (If GS&Co. Makes a Market, Which It Is Not Obligated To Do) Will Be Based on GS&Co.’s Estimated Value of Your Notes” in this pricing supplement.

Capped Leveraged Basket-Linked Notes due

ABOUT THIS PRICING SUPPLEMENT

You should read this pricing supplement together with the prospectus dated December 16, 2019 (the “prospectus”), the prospectus supplement dated December 16, 2019 (the “prospectus supplement”) and  the Stock-Linked Underlying Supplement dated December 16, 2019 (the “underlying supplement”), each relating to our Senior Global Medium-Term Notes, for additional information about the notes. Information in this pricing supplement supersedes information in the accompanying underlying supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain terms used but not defined herein have the meanings set forth in the accompanying underlying supplement, prospectus supplement or prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus, and in the documents referred to in these documents and which are made available to the public. We have not, and GS&Co. has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We are not, and GS&Co. is not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement nor the accompanying underlying supplement, prospectus supplement or prospectus constitutes an offer, or an invitation on our behalf or on behalf of GS&Co., to subscribe for and purchase any of the notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the accompanying underlying supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•                 Underlying supplement dated December 16, 2019:

https://www.sec.gov/Archives/edgar/data/1045520/000110465919073071/a19-25016_6424b2.htm

•                 Prospectus supplement dated December 16, 2019:

https://www.sec.gov/Archives/edgar/data/1045520/000110465919073058/a19-24965_3424b2.htm

•                 Prospectus dated December 16, 2019:

https://www.sec.gov/Archives/edgar/data/1045520/000110465919073027/a19-24965_1424b3.htm

Capped Leveraged Basket-Linked Notes due

SUMMARY INFORMATION

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Terms used but not defined in this pricing supplement have the meanings set forth in the accompanying underlying supplement, prospectus supplement or prospectus. This section is meant as a summary and should be read in conjunction with the accompanying prospectus, prospectus supplement and underlying supplement. This pricing supplement supersedes any conflicting provisions of the accompanying prospectus, prospectus supplement and underlying supplement.

Key Terms

Issuer: Canadian Imperial Bank of Commerce

Basket: an unequally-weighted basket comprised of the basket components. See “—The Basket” below.

Basket components: the 50 common stocks, common shares or ordinary shares listed under “—The Basket” below.

Basket component issuer: the issuer of a basket component

Principal amount: each note will have a principal amount of $1,000; $       in the aggregate for all the offered notes; the aggregate principal amount of the offered notes may be increased if the Issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the trade date.

Minimum Investment: $1,000 (one note)

Denominations: $1,000 and integral multiples of $1,000 in excess thereof

Purchase at amount other than principal amount: the amount we will pay you on the maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or a discount) to principal amount and hold them to the maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at principal amount. Additionally, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Principal Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” in this pricing supplement.

Cash settlement amount (on the maturity date): for each $1,000 principal amount of your notes, we will pay you on the maturity date an amount in cash equal to:

•                  if the final basket level is greater than or equal to the cap level, the maximum settlement amount;

•                  if the final basket level is greater than the initial basket level but less than the cap level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the basket return; or

•                  if the final basket level is equal to or less than the initial basket level, the sum of (i) $1,000 plus (ii) the product of (a) the basket return times (b) $1,000.

Upside participation rate: 200.00%

Cap level (set on the trade date): expected to be between 105.05% and 105.94% of the initial basket level

Maximum settlement amount (set on the trade date): expected to be between $1,101.00 and $1,118.80 per note

Basket return: the quotient of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage

Initial basket level (set on trade date): to be set to 100 on the trade date

Final basket level: the sum of, for each of the basket components, the product of (i) the quotient of (a) the final component price of such basket component divided by (b) the initial component price of such basket component times (ii) the initial weighted value of such basket component

Capped Leveraged Basket-Linked Notes due

Initial weight; initial weighted value: the initial weighted value for each of the basket components equals the product of the initial weight in the basket of such basket component times the initial basket level. The initial weight in the basket and the initial weighted value for each basket component are set forth under “—The Basket” below.

Initial component price (set on the trade date): for each of the basket components, the closing price of such basket component on the trade date, as determined by the calculation agent in its sole discretion and set forth below under “—The Basket”, subject to adjustments as described under “Certain Terms of the Notes — Anti-Dilution Adjustments” beginning on page S-12 of the accompanying underlying supplement.

Final component price: for each of the basket components, the closing price of such basket component on the final valuation date, subject to adjustments as described under “Certain Terms of the Notes —  Anti-Dilution Adjustments” beginning on page S-12 of the accompanying underlying supplement.

Closing price: as defined beginning on page S-16 of the accompanying underlying supplement

Market disruption events: Notwithstanding anything to the contrary in the accompanying underlying supplement, a market disruption event means, with respect to a basket component, the occurrence of any of the following events, in each case as determined by the calculation agent:

•                  a suspension, absence or material limitation of trading in the basket component on its primary market for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market;

•                  a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to the basket component, in the primary markets for those contracts for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market; or

•                  the closure on any day of the primary market for that Basket Component on a trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such trading day and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such trading day for such primary market.

The occurrence of any of the following events with respect to a basket component, will not, by itself, constitute a market disruption event for such basket component:

•                  a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

•                  a decision to permanently discontinue trading in the option or futures contracts relating to the basket component.

For purposes of determining whether a market disruption event has occurred with respect to a basket component, an “absence of trading” in the primary securities market on which a basket component, or on which option or futures contracts relating to a basket component, are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in a basket component, or in option or futures contracts relating to a basket component (if any), in the primary market for that stock or those contracts, by reason of any of the following will constitute a “suspension or material limitation of trading” for such basket component or such contracts:

•                  a price change exceeding limits set by that market;

•                  an imbalance of orders relating to that basket component or those contracts; or

•                  a disparity in bid and ask quotes relating to that basket component or those contracts

For the avoidance of doubt, a market disruption event with respect to a particular basket component will not, by itself, constitute a market disruption event for any other basket component.

Trade date:             , 2020

Original issue date (settlement date) (set on the trade date): expected to be the fifth scheduled

Capped Leveraged Basket-Linked Notes due

business day following the trade date

Final valuation date (set on the trade date): a specified date that is expected to be between 13 and 15 months following the trade date, subject to adjustment as described under “Certain Terms of the Notes —Valuation Dates — For Notes Where the Reference Asset Consists of Multiple Reference Stocks” in the accompanying underlying supplement.

Maturity date (set on the trade date): a specified date that is expected to be the second scheduled business day following the final valuation date, subject to adjustment as described under “Certain Terms of the Notes — Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying underlying supplement.

No listing: the offered notes will not be listed on any securities exchange or interdealer quotation system

Calculation agent: Canadian Imperial Bank of Commerce. We may appoint a different calculation agent without your consent and without notifying you

CUSIP/ISIN: 13605WVH1 / US13605WVH14

The Basket

The following table lists the basket components and related information, including their corresponding Bloomberg tickers, primary listings, initial weights in the basket, initial weighted values and initial component prices. The initial component prices will not be determined until the trade date. Each basket component issuer faces its own business risks and other competitive factors. All of those factors may affect the basket return, and, consequently, the amount payable on your note, if any, on the maturity date. Our offering of the notes does not constitute a recommendation by the Bank, GS&Co. or any of our or their respective affiliates to invest in the basket, any basket component or the notes. You should make your own investigation of the basket components and the basket component issuers and whether to obtain exposure to the basket through an investment in the notes.

Bloomberg Ticker	Basket Component Issuer	Primary Listing	Initial Weight in the Basket	Initial Weighted Value	Initial Component Price (USD) (set on the trade date)
AIG	American International Group, Inc.	New York Stock Exchange	1.9701%
AIZ	Assurant, Inc.	New York Stock Exchange	1.9530%
ALXN	Alexion Pharmaceuticals, Inc.	Nasdaq Global Select Market	2.0106%
AMZN	Amazon.com, Inc.	Nasdaq Global Select Market	2.0432%
C	Citigroup Inc.	New York Stock Exchange	2.0292%
CMCSA	Comcast Corporation – Class A	Nasdaq Global Select Market	2.0584%
CNC	Centene Corporation	New York Stock Exchange	2.0430%
CRM	salesforce.com, inc.	New York Stock Exchange	2.1577%
CSCO	Cisco Systems, Inc.	Nasdaq Global Select Market	1.9841%
DISH	DISH Network Corporation – Class A	Nasdaq Global Select Market	1.9936%
EXC	Exelon Corporation	Nasdaq Global Select Market	2.0084%
FANG	Diamondback Energy, Inc.	Nasdaq Global Select Market	2.0342%
FB	Facebook, Inc. – Class A	Nasdaq Global Select Market	2.1022%
FFIV	F5 Networks, Inc.	Nasdaq Global Select Market	1.9297%
FIS	Fidelity National Information Services, Inc.	New York Stock Exchange	2.0413%
FLIR	FLIR Systems, Inc.	Nasdaq Global Select Market	2.0175%
GD	General Dynamics Corporation	New York Stock Exchange	1.9858%

Capped Leveraged Basket-Linked Notes due

Bloomberg Ticker	Basket Component Issuer	Primary Listing	Initial Weight in the Basket	Initial Weighted Value	Initial Component Price (USD) (set on the trade date)
GILD	Gilead Sciences, Inc.	Nasdaq Global Select Market	1.8803%
GM	General Motors Company	New York Stock Exchange	1.8504%
IBM	International Business Machines Corporation	New York Stock Exchange	1.9758%
ICE	Intercontinental Exchange, Inc.	New York Stock Exchange	2.0187%
IDXX	IDEXX Laboratories, Inc.	Nasdaq Global Select Market	2.1631%
KO	The Coca-Cola Company	New York Stock Exchange	2.0227%
LH	Laboratory Corporation of America Holdings	New York Stock Exchange	2.0829%
LNC	Lincoln National Corporation	New York Stock Exchange	1.9032%
MCD	McDonald’s Corporation	New York Stock Exchange	2.0866%
MDLZ	Mondelēz International, Inc. – Class A	Nasdaq Global Select Market	1.9376%
MOS	The Mosaic Company	New York Stock Exchange	1.9438%
MPC	Marathon Petroleum Corporation	New York Stock Exchange	1.8502%
MSI	Motorola Solutions, Inc.	New York Stock Exchange	2.0771%
MYL	Mylan N.V.	Nasdaq Global Select Market	2.1849%
NFLX	Netflix, Inc.	Nasdaq Global Select Market	1.9735%
NLSN	Nielsen Holdings plc	New York Stock Exchange	2.0289%
NRG	NRG Energy, Inc.	New York Stock Exchange	1.8408%
PGR	The Progressive Corporation	New York Stock Exchange	2.0692%
PWR	Quanta Services, Inc.	New York Stock Exchange	1.9120%
PYPL	PayPal Holdings, Inc.	Nasdaq Global Select Market	2.0710%
SPG	Simon Property Group, Inc.	New York Stock Exchange	1.9826%
STZ	Constellation Brands, Inc. – Class A	New York Stock Exchange	1.9813%
SYK	Stryker Corporation	New York Stock Exchange	1.9306%
TMUS	T-Mobile US, Inc.	Nasdaq Global Select Market	2.0337%
TSCO	Tractor Supply Company	Nasdaq Global Select Market	1.9231%
TSN	Tyson Foods, Inc. – Class A	New York Stock Exchange	1.9595%
TXT	Textron Inc.	New York Stock Exchange	1.9671%
UAL	United Airlines Holdings, Inc.	Nasdaq Global Select Market	1.9393%
UNM	Unum Group	New York Stock Exchange	1.9050%
V	Visa Inc. – Class A	New York Stock Exchange	2.0840%
VRSN	VeriSign, Inc.	Nasdaq Global Select Market	2.1576%
XRX	Xerox Holdings Corporation	New York Stock Exchange	1.9279%
YUM	Yum! Brands, Inc.	New York Stock Exchange	1.9736%

Capped Leveraged Basket-Linked Notes due

Supplemental Terms of the Notes

For purposes of the notes offered by this pricing supplement, all references to each of the following terms used in the accompanying underlying supplement will be deemed to refer to the corresponding term used in this pricing supplement, as set forth in the table below:

Underlying Supplement Term	Pricing Supplement Term

Reference Stock Issuer	basket component issuer

pricing date	trade date

Initial Price	initial basket component price

Capped Leveraged Basket-Linked Notes due

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical basket levels on the final valuation date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket levels that are entirely hypothetical; the basket level on any day throughout the life of the notes, including the final basket level on the final valuation date, cannot be predicted. Each basket component has been highly volatile in the past — meaning that the price of that basket component has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the principal amount and held to the maturity date. If you sell your notes in a secondary market prior to the maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the basket components, and the creditworthiness of CIBC. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by CIBC) will be less than the initial issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Bank’s Initial Estimated Value of the Notes at the Time of Pricing (When the Terms of Your Notes Are Set on the Trade Date) Will Be Lower Than the Initial Issue Price of the Notes” and “Additional Information Regarding Estimated Value of the Notes” in this pricing supplement. The information in the following hypothetical examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Principal amount	$1,000
Initial basket level	100
Upside participation rate	200.00%
Cap level	105.05% of the initial basket level
Maximum settlement amount	$1,101.00 per note

•                  Neither a market disruption event nor a non-trading day with respect to any basket component occurs on the originally scheduled final valuation date

•                  No reorganization event occurs with respect to any basket component

•                  Notes purchased on original issue date at the principal amount and held to the maturity date

Moreover, we have not yet set the initial component price for any basket component that will serve as the baselines for determining the basket return and the cash settlement amount that we will pay on your notes, if any, at maturity. We will not do so until the trade date. As a result, the actual initial component prices may differ substantially from the prices of the basket components prior to the trade date.

For these reasons, the actual performance of the basket over the life of your notes, as well as the cash settlement amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical prices of each basket component shown elsewhere in this pricing supplement.  For information about the historical prices of each basket component during recent periods, see “About the  Basket — The Basket Components — Historical Closing Prices of the Basket Components” below. Before  investing in the offered notes, you should consult publicly available information to determine the prices of the basket components between the date of this pricing supplement and the date of your purchase of the  offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket components. Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the basket components. Among other things, the return on the notes

Capped Leveraged Basket-Linked Notes due

will not reflect any dividends that may be paid on the basket components.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final basket level, and are expressed as percentages of the principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding principal amount of the offered notes on the maturity date would equal 100.000% of the principal amount of a note, based on the corresponding hypothetical final basket level and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Cash Settlement Amount (as Percentage of Principal Amount)
150.000%	110.100%
140.000%	110.100%
120.000%	110.100%
115.000%	110.100%
110.000%	110.100%
105.050%	110.100%
105.000%	110.000%
100.000%	100.000%
95.000%	95.000%
90.000%	90.000%
80.000%	80.000%
70.000%	70.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the final basket level were determined to be 25.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the principal amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the principal amount and held them to the maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to principal amount you would lose a correspondingly higher percentage of your investment). If the final basket level were determined to be 0.000% of the initial basket level, you would lose your entire investment in the notes. In addition, if the final basket level were determined to be 150.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount, or 110.100% of each $1,000 principal amount of your notes, as shown in the table above. As a result, if you held your notes to the maturity date, you would not benefit from any increase in the level of the basket to a final basket level greater than 105.050% of the initial basket level.

The following chart shows a graphical illustration of the hypothetical cash settlement amounts that we would pay on your notes on the maturity date, if the final basket level were any of the hypothetical levels shown on the horizontal axis. The hypothetical cash settlement amounts in the chart are expressed as percentages of the principal amount of your notes and the hypothetical final basket levels are expressed as percentages of the initial basket level. The chart shows that any hypothetical final basket level of less than 100.000% (the section left of the 100.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the principal amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final basket level of greater than or equal to 105.050% (the section right of the 105.050% marker on the horizontal axis) would result in a capped return on your investment.

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The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the basket components that may not be achieved on the final valuation date and on assumptions that may prove to be erroneous. The actual market value of your notes on the maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the maturity date in the examples above assume you purchased your notes at their principal amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” in this pricing supplement.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final basket level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the basket level and the market value of your notes at any time prior to the maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual initial component price for each basket component, the cap level and the maximum settlement amount, which we will set on the trade date, and the actual final basket level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the maturity date may be very different from the information reflected in the examples above.

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ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described under “Risk Factors” in the accompanying prospectus, prospectus supplement and underlying supplement. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, prospectus supplement and underlying supplement. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the basket components, i.e., the common stocks, common shares and ordinary shares comprising the basket to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Notes Are Subject to the Credit Risk of the Bank

Although the return on the notes will be based on the performance of the basket, the payment of any amount due on the notes is subject to the credit risk of the Bank, as issuer of the notes. The notes are our unsecured obligations. As further described in the accompanying prospectus and prospectus supplement, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. See “Description of Senior Debt Securities — Ranking” in the accompanying prospectus.

The Amount Payable on Your Notes Is Not Linked to the Level of the Basket at Any Time Other than the Final Valuation Date

The final basket level will be based on the closing prices of the basket components on the final valuation date (subject to adjustment as described in the accompanying underlying supplement). Therefore, if the closing prices of one or more of the basket components dropped precipitously on the final valuation date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing prices of the basket components prior to such drop. Although the actual level of the basket on the maturity date or at other times during the life of your notes may be higher than the final basket level, you will not benefit from the closing prices of the basket components at any time other than on the final valuation date.

You May Lose Your Entire Investment in the Notes

You may lose your entire investment in the notes. The cash payment on your notes, if any, on the maturity date will be based on the performance of the basket as measured from the initial basket level to the final basket level on the final valuation date. If the final basket level is less than the initial basket level, you will lose, for each $1,000 of the principal amount of your notes, an amount equal to the product of (i) the basket return times (ii) $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to principal amount you paid when you purchased the notes.

Also, the market price of your notes prior to the maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the maturity date, you may receive significantly less than the amount of your investment in the notes.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the maturity date exceeds the principal amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-security-linked debt security of comparable maturity that bears interest at a prevailing market rate.

The Potential for the Value of Your Notes to Increase Will Be Limited by the Maximum Settlement Amount

Your ability to participate in any change in the level of the basket over the life of your notes will be limited because of the cap level. The maximum settlement amount will limit the cash settlement amount you may receive for each of your notes at maturity, no matter how much the level of the basket may rise beyond the cap level over the life of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the basket or any of the basket components.

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The Bank’s Initial Estimated Value of the Notes at the Time of Pricing (When the Terms of Your Notes Are Set on the Trade Date) Will Be Lower Than the Initial Issue Price of the Notes

The Bank’s initial estimated value of the notes is only an estimate. The initial issue price of the notes will exceed the Bank’s initial estimated value. The difference between the initial issue price of the notes and the Bank’s initial estimated value reflects costs associated with selling and structuring the notes, as well as hedging its obligations under the notes with a third party.

Neither the Bank’s nor GS&Co.’s Estimated Value of the Notes at Any Time Is Determined by Reference to Credit Spreads or the Borrowing Rate the Bank Would Pay for Its Conventional Fixed-Rate Debt Securities

The Bank’s initial estimated value of the notes and GS&Co.’s estimated value of the notes at any time are determined by reference to the Bank’s internal funding rate.  The internal funding rate used in the determination of the estimated value of the notes generally represents a discount from the credit spreads for the Bank’s conventional fixed-rate debt securities and the borrowing rate the Bank would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, the Bank’s view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the Bank’s conventional fixed-rate debt securities.  If the interest rate implied by the credit spreads for the Bank’s conventional fixed-rate debt securities or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities were to be used, the Bank would expect the economic terms of the notes to be more favorable to you. Consequently, the use of an internal funding rate for the notes increases the estimated value of the notes at any time and has an adverse effect on the economic terms of the notes.

The Bank’s Initial Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ From GS&Co.’s Estimates

The Bank’s initial estimated value of the notes is determined by reference to its internal pricing models when the terms of the notes are set.  These pricing models consider certain factors, such as the Bank’s internal funding rate on the trade date, the expected term of the notes, market conditions and other relevant factors existing at that time, and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions (including the pricing models and assumptions used by GS&Co.) could provide valuations for the notes that are different, and perhaps materially lower, from the Bank’s initial estimated value. Therefore, the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) may be materially lower than the Bank’s initial estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

The Price at Which GS&Co. Would Buy Or Sell Your Notes (If GS&Co. Makes a Market, Which It Is Not Obligated To Do) Will Be Based on GS&Co.’s Estimated Value of Your Notes

GS&Co.’s estimated value of the notes is determined by reference to its pricing models and takes into account the Bank’s internal funding rate. The price at which GS&Co. would initially buy or sell your notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) exceeds GS&Co.’s estimated value of your notes at the time of pricing. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Additional Information Regarding Estimated Value of the Notes” above) will decline to zero on a straight line basis over the period from the trade date through the applicable date set forth above under “Additional Information Regarding Estimated Value of the Notes” above.  Thereafter, if GS&Co. buys or sells your notes, it will do so at prices that reflect the estimated value determined by reference to GS&Co.’s pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time will also reflect its then current bid and ask spread for similar sized trades of structured notes. If GS&Co. calculated its estimated value of your notes by reference to the Bank’s credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities (as opposed to the Bank’s internal funding rate), the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) could be significantly lower.

GS&Co.’s pricing models consider certain variables, including principally the Bank’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes.  These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated

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value of your notes determined by reference to GS&Co.’s models, taking into account the Bank’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others.  See “—The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in the Bank’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus GS&Co.’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “—The Notes Will Not Be Listed on Any Securities Exchange and Your Notes May Not Have an Active Trading Market” below.

The Lower Performance of One or More Basket Components May Offset an Increase in the Other Basket Components

Declines in the price of one basket component may offset increases in the prices of the other basket components. As a result, any return on the basket, and thus on your notes, may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity. In addition, because the basket components are not equally weighted, increases in the prices of lower weighted basket components may be offset by even small decreases in the prices of the more heavily weighted basket components.

Past Basket Component Performance is No Guide to Future Performance

The actual performance of the basket over the life of the notes, as well as the amount payable at maturity, may bear little relation to the historical closing levels of the basket components or to the  hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future  performance of the basket.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Basket Components

The return on your notes will not reflect the return you would realize if you actually owned the basket components and received the dividends paid on those basket components. You will not receive any dividends that may be paid on any of the basket components by the basket component issuers. See “Risk Factors—General Risks Related to Reference Stocks—As a holder of the notes, you will not have any ownership interest or rights in any Reference Stock” in the accompanying underlying supplement.

In Some Circumstances, the Payment You Receive On the Notes May Be Based On the Common  Stock of Another Company and Not the Issuer of a Basket Component

Following certain corporate events relating to a basket component where its issuer is not the surviving  entity, the amount you receive at maturity may be based on the common stock of a successor to such  basket component issuer or any cash or any other assets distributed to holders of shares of the basket component in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the notes. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting distribution property under “Certain Terms of the Notes — Anti-Dilution Adjustments” in the accompanying underlying  supplement.

Your Notes are Linked to the Basket Components and Are Therefore Subject to the Price Movements of Those Stocks

Your notes are linked to the basket components and the return on your notes is therefore affected by the movements in the market prices of those stocks. Each issuer of a basket component faces its own  business risks and challenges, which may adversely affect the market price of such basket component.  In addition, the basket components will not change (except as described under “Certain Terms of the

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Notes — Anti-Dilution Adjustments” in the accompanying underlying supplement), and your notes will  remain linked to the basket components even if one or more of the basket components issuers is  experiencing severe business risks and challenges. It is possible that large declines in the prices of one  or more basket components could affect the basket return such that you would lose a portion or your entire investment in the notes.

The Notes Will Not Be Listed on Any Securities Exchange and Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. There can be no assurance that a secondary market will develop for the notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial. Consequently, you should be willing to hold the notes to the  maturity date.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•     the volatility – i.e., the frequency and magnitude of changes – in the level of the basket;

•     the dividend rates of the basket components;

•     economic, financial, regulatory, political, military or other events that may affect the prices of any of the basket components and thus the level of the basket;

•     other interest rate and yield rates in the market;

•     the time remaining until your notes mature; and

•     our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market-making transaction. If you sell your notes prior to maturity, you may receive less than the principal amount of your notes.

You cannot predict the future levels of the basket based on the historical performance of the basket components. The actual change in the value in the basket over the life of the notes, as well as the amount payable on the maturity date, may bear little or no relation to the historical closing levels of the basket components or to the hypothetical examples shown elsewhere in this pricing supplement.

If the Level of the Basket Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the basket. Changes in the level of the basket may not result in a comparable change in the market value of your notes. This is because your cash settlement amount at maturity will be based only on the final basket level. If the basket return is negative (i.e., the final basket level is less than the initial basket level), you could lose all or a substantial portion of your investment in the notes. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” and “— The Potential for the Value of Your Notes to Increase Will Be Limited by the Maximum Settlement Amount” above.

We May Sell an Additional Aggregate Principal Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate principal amount of the notes subsequent to the trade date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the initial issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Principal Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the principal amount of the notes, then the return on your investment in such notes held to the maturity date will differ from, and may be substantially less than, the return on notes purchased at principal amount. If you purchase your notes at a premium to principal

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amount and hold them to the maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at principal amount or a discount to principal amount. In addition, the impact of the cap level on the return on your investment will depend upon the price you pay for your notes relative to principal amount. For example, if you purchase your notes at a premium to principal amount, the cap level will only permit a lower positive return on your investment in the notes than would have been the case for notes purchased at principal amount or a discount to principal amount.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders or in making requests or recommendations to GS&Co. as to the establishment of other transaction terms. The interests of other investors may, in some circumstances, be adverse to your interests. For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, basket, basket components or other similar securities, which may adversely impact the market for or value of your notes.

Our Economic Interests and Those of GS&Co. and any Dealer Participating in the Offering of the Notes Will Potentially Be Adverse to Your Interests

You should be aware of the following ways in which our economic interests and those of GS&Co. and any dealer participating in the distribution of the notes, which we refer to as a “participating dealer,” will potentially be adverse to your interests as an investor in the notes. In engaging in certain of the activities described below, our affiliates, GS&Co. or its affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the notes, and in so doing they will have no obligation to consider your interests as an investor in the notes. Our affiliates, GS&Co. or its affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the notes.

•     Research reports by our affiliates, GS&Co. or its affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the notes and may adversely affect the level of the basket. Our affiliates, GS&Co. or its affiliates or any participating dealer or its affiliates may, at present or in the future, publish research reports on one or more of the basket components. This research will be modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research reports on a basket component could adversely affect the level of the basket and, therefore, adversely affect the value of and your return on the notes. You are encouraged to derive information concerning the basket components from multiple sources and should not rely on the views expressed by us or our affiliates, GS&Co. or its affiliates or any participating dealer or its affiliates. In addition, any research reports on a basket component published on or prior to the trade date could result in an increase in the closing price of that basket component on the trade date, which would adversely affect investors in the notes by increasing the closing price at which that basket component must close on the final valuation date in order for investors in the notes to receive a favorable return.

•     Hedging activities by our affiliates, GS&Co. or its affiliates or any participating dealer or its affiliates may adversely affect the closing price of a basket component. We expect to hedge our obligations under the notes through one or more hedge counterparties, which may include our affiliates, GS&Co. or its affiliates or any participating dealer or its affiliates. Pursuant to such hedging activities, our hedge counterparty may acquire a basket component or and/or other instruments linked to a basket component. Depending on, among other things, future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. To the extent that our hedge counterparty has a long hedge position in any basket component, derivative or synthetic instruments related to a basket component, they may liquidate a portion of such holdings at or about the time of the final valuation date or at or about the time of a change in a basket component. These hedging activities could potentially adversely affect the price of a basket component and, therefore, adversely affect the value of and your return on the notes.

•     Trading activities by our affiliates, GS&Co. or its affiliates or any participating dealer or its affiliates may adversely affect the closing price of a basket component. Our affiliates, GS&Co. or its affiliates or any participating dealer or its affiliates may engage in trading in a basket component and other instruments relating to a basket component on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially

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adversely affect the closing price of a basket component and, therefore, adversely affect the value of and your return on the notes.

•     A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession or any distribution expense fee, creating a further incentive for the participating dealer to sell the notes to you. If any participating dealer or any of its affiliates conducts hedging activities for us in connection with the notes, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any concession or distribution expense fee that the participating dealer receives for the sale of the notes to you. This additional projected profit may create a further incentive for the participating dealer to sell the notes to you.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

The calculation agent will, among other things, determine the cash settlement amount payable at maturity of the notes. We will serve as the calculation agent. We may appoint a different calculation agent without your consent and without notifying you. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine whether a market disruption event affecting a basket component has occurred, and make a good faith estimate in its sole discretion of the closing price for an affected basket component if the final valuation date is postponed to the last possible day, and make certain anti-dilution adjustments with respect to a basket component if certain corporate events occur. See “Certain Terms of the Notes — Valuation Dates” and “— Anti-Dilution Adjustments” in the accompanying underlying supplement. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates or a similarly situated party to unwind our hedge positions. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we will be the calculation agent, potential conflicts of interest could arise. Neither we nor any of our affiliates will have any obligation to consider your interests as a holder of the notes in taking any action that might affect the value of your notes.

The Calculation Agent Can Postpone the Final Valuation Date If a Market Disruption Event or Non-Trading Day With Respect to Any Basket Component Occurs

If the calculation agent determines that, on a day that would otherwise be the final valuation date, a market disruption event with respect to a basket component has occurred or is continuing or if such date is not a trading day for any basket component, the final valuation date will be postponed until the first following trading day on which no market disruption event occurs or is continuing, subject to limitation on postponement described under “Certain Terms of the Notes — Valuation Dates — For Notes Where the Reference Asset Consists of Multiple Reference Stocks” in the accompanying underlying supplement. If the final valuation date is postponed to the last possible day and a market disruption event occurs or is continuing on such last possible day or such day is not a trading day, such day will nevertheless be the final valuation date.

You Have Limited Anti-Dilution Protection

We, as calculation agent for your notes, will adjust the initial component prices for stock splits, reverse stock splits, stock dividends, regular cash dividends, extraordinary dividends, reorganization events and other events that affect the basket component issuer’s capital structure, but only in the situations we describe in “Certain Terms of the Notes — Anti-Dilution Adjustments” in the accompanying underlying supplement. The calculation agent will not be required to make an adjustment for every corporate event that may affect the basket components. For example, the calculation agent will not adjust any initial component price for events such as an offering of the basket component for cash by the basket component issuer, a tender or exchange offer for the basket component at a premium to its then-current market price by the basket component issuer or a tender or exchange offer for less than all outstanding shares of the basket component issuer by a third party. In addition, the calculation agent will determine in its sole discretion whether to make adjustments with respect to certain corporate or other events as described under “Additional Terms of the Notes Reorganization Events” in this pricing supplement. Those events or other actions by the basket component issuer or a third party may nevertheless adversely affect the market price of the basket components and, therefore, adversely affect the value of your notes.

The U.S. Federal Tax Consequences of An Investment in the Notes Are Unclear

There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the U.S. Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the

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treatment of the notes as prepaid cash-settled derivative contracts. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected. The U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  See “Certain U.S. Federal Income Tax Consequences” in the accompanying underlying supplement.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. Both U.S. and non-U.S. persons considering an investment in the notes should review carefully the section of the accompanying underlying supplement entitled “Certain U.S. Federal Income Tax Consequences” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

There Can Be No Assurance that the Canadian Federal Income Tax Consequences of an Investment in the Notes Will Not Change in the Future

There can be no assurance that Canadian federal income tax laws, the judicial interpretation thereof, or the administrative policies and assessing practices of the Canada Revenue Agency will not be changed in a manner that adversely affects investors. For a discussion of the Canadian federal income tax consequences of investing in the notes, please read the section of this pricing supplement entitled “Certain Canadian Federal Income Tax Considerations” as well as the section entitled “Material Income Tax Consequences — Canadian Taxation” in the accompanying prospectus. You should consult your tax advisor with respect to your own particular situation.

The Notes May Be Subject to Non-U.S. Securities Markets Risk.

The basket components may include common equity securities issued by non-U.S. companies. An investment in securities linked to the value of non-U.S. companies involves risks associated with the home country of such non-U.S. companies. The prices of such non-U.S. companies’ common equity securities may be affected by political, economic, financial and social factors in the home country of such non-U.S. companies, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could adversely affect the value of the notes.

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ABOUT THE BASKET

The basket is comprised of the basket components, which consist of the common stock, common shares or ordinary shares of 50 companies, as set forth herein under “Summary Information—The Basket” above.

The Basket Components

Included on the following pages is a brief description of each basket component issuer and a graph that illustrates the past performance of such basket component for the specified period. This information has been obtained from publicly available sources. We obtained the past performance information set forth below from Bloomberg without independent verification.

Each basket component issuer faces its own business risks and other competitive factors. All of those factors may affect the basket return, and, consequently, the amount payable on your notes, if any, on the maturity date. Our offering of the notes does not constitute a recommendation by the Bank, GS&Co. or any of our or their respective affiliates to invest in the basket, any basket component or the notes. You should make your own investigation of the basket components and the basket component issuers and whether to obtain exposure to the basket through an investment in the notes.

Each of the basket component issuers is subject to the informational requirements of the Exchange Act and in accordance therewith files financial and other information with the SEC. Information filed with the SEC by the applicable company under the Exchange Act can be located electronically through the SEC’s website of sec.gov by referencing its CIK number specified below.

American International Group, Inc.

American International Group, Inc. is an international insurance organization serving commercial, institutional and individual customers. It provides property-casualty insurance, life insurance, and retirement services. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000005272. This basket component trades on the New York Stock Exchange (the “NYSE”) under the symbol “AIG.”

Assurant, Inc.

Assurant, Inc. provides housing and lifestyle solutions that supports, protects, and connects major consumer purchases. The company offers mobile device solutions, extended service contracts, and vehicle protection, as well as pre-funded funeral, renters, and lender-placed homeowners insurance. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001267238. This basket component trades on the NYSE under the symbol “AIZ.”

Alexion Pharmaceuticals, Inc.

Alexion Pharmaceuticals, Inc., a biopharmaceutical company, researches and develops proprietary immunoregulatory compounds for the treatment of autoimmune and cardiovascular diseases. The company develops C5 complement inhibitors and apogens which are two classes of potential therapeutic compounds designed to selectively target specific disease-causing segments of the immune system. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000899866. This basket component trades on the Nasdaq Global Select Market (the “Nasdaq”) under the symbol “ALXN.”

Amazon.com, Inc.

Amazon.com, Inc. is an online retailer that offers a range of products. The company’s products include books, music, videotapes, computers, electronics, home and garden, and numerous other products. The company offers personalized shopping services, web-based credit card payment, and direct shipping to customers. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001018724. This basket component trades on the Nasdaq under the symbol “AMZN.”

Citigroup Inc.

Citigroup Inc. is a financial services holding company that provides a range of financial services to consumer and corporate customers. The company services include investment banking, retail brokerage, corporate banking, and cash management products and services. Information filed by the company with

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the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000831001. This basket component trades on the NYSE under the symbol “C.”

Comcast Corporation

Comcast Corporation provides media and television broadcasting services. The company offers video streaming, television programming, high-speed Internet, cable television, and communication services. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001166691. This basket component trades on the Nasdaq under the symbol “CMCSA.”

Centene Corporation

Centene Corporation operates as a multi-line managed care organization that provides medicaid and medicaid-related programs. The company offers health plans in several states. The company also provides specialty services including behavioral health, nurse triage, and treatment compliance. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001071739. This basket component trades on the NYSE under the symbol “CNC.”

salesforce.com, inc.

salesforce.com, inc. designs and develops enterprise software. The company supplies a customer relationship management service to businesses worldwide providing a technology platform for customers and developers to build and run business applications. Clients uses salesforce.com to manage their customer, sales, and operational data. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001108524. This basket component trades on the NYSE under the symbol “CRM.”

Cisco Systems, Inc.

Cisco Systems, Inc. designs, manufactures, and sells Internet Protocol (IP)-based networking and other products related to the communications and information technology (IT) industry and provide services associated with these products and their use. The company provides products for transporting data, voice, and video within buildings, across campuses, and globally.  Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000858877. This basket component trades on the Nasdaq under the symbol “CSCO.”

DISH Network Corporation

DISH Network Corporation provides a direct broadcast satellite subscription television, audio programming, and interactive television services to commercial and residential subscribers in the United States. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001001082. This basket component trades on the Nasdaq under the symbol “DISH.”

Exelon Corporation

Exelon Corporation is a utility services holding company. The company, through its subsidiaries, distributes electricity to customers in Illinois and Pennsylvania. The company also distributes gas to customers in the Philadelphia area, as well as operates nuclear power plants in states that include Pennsylvania and New Jersey. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001109357. This basket component trades on the Nasdaq under the symbol “EXC.”

Diamondback Energy, Inc.

Diamondback Energy, Inc. operates as an independent oil and natural gas company currently focused on the acquisition, development, exploration, and exploitation of unconventional, onshore oil, and natural gas reserves in the Permian Basin in West Texas. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001539838. This basket component trades on the Nasdaq under the symbol “FANG.”

Facebook, Inc.

Facebook, Inc. operates a social networking website. The company website allows people to communicate with their family, friends, and coworkers. Facebook develops technologies that facilitate the

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sharing of information, photographs, website links, and videos. The company users have the ability to share and restrict information based on their own specific criteria. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001326801. This basket component trades on the Nasdaq under the symbol “FB.”

F5 Networks, Inc.

F5 Networks, Inc. provides integrated Internet traffic management solutions designed to improve the availability and performance of mission-critical Internet-based servers and applications. The company’s software-based solutions manage, control, and optimize Internet traffic and content. F5’s solutions automatically deliver Internet content for service providers and e-businesses. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001048695. This basket component trades on the Nasdaq under the symbol “FFIV.”

Fidelity National Information Services, Inc.

Fidelity National Information Services, Inc. is a payment services provider. The company provides credit and debit card processing, electronic banking services, check risk management, check cashing, and merchant card processing services to financial institutions and merchants. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001136893. This basket component trades on the NYSE under the symbol “FIS.”

FLIR Systems, Inc.

FLIR Systems, Inc. designs, manufactures, and markets thermal imaging and broadcast camera systems for a variety of applications in the commercial and government markets. The company makes products for condition monitoring, research and development, airborne observation and broadcast, search and rescue, and surveillance and reconnaissance. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000354908. This basket component trades on the Nasdaq under the symbol “FLIR.”

General Dynamics Corporation

General Dynamics Corporation is a defense company. The company offers a portfolio of products and services in business aviation, combat vehicles, weapons systems, munitions, shipbuilding design and construction, information systems, and technologies. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000040533. This basket component trades on the NYSE under the symbol “GD.”

Gilead Sciences, Inc.

Gilead Sciences, Inc. is a research-based biopharmaceutical company that discovers, develops, and commercializes therapeutics to advance the care of patients suffering from life-threatening diseases. The company primary areas of focus include HIV, AIDS, liver disease, and serious cardiovascular and respiratory conditions. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000882095. This basket component trades on the Nasdaq under the symbol “GILD.”

General Motors Company

General Motors Company designs, builds, and sells cars, trucks, crossovers, and automobile parts. The company offers vehicle protection, parts, accessories, maintenance, satellite radio, and automotive financing services. The company provides its vehicles and services worldwide. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001467858. This basket component trades on the NYSE under the symbol “GM.”

International Business Machines Corporation

International Business Machines Corporation (IBM) provides computer solutions. The company offers application, technology consulting and support, process design and operations, cloud, digital workplace, and network services, as well as business resiliency, strategy, and design solutions. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000051143. This basket component trades on the NYSE under the symbol “IBM.”

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Intercontinental Exchange, Inc.

Intercontinental Exchange, Inc. operates regulated exchanges, clearing houses and listings venues, and a provider of data services for commodity, financial, fixed income and equity markets. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001571949. This basket component trades on the NYSE under the symbol “ICE.”

IDEXX Laboratories, Inc.

IDEXX Laboratories, Inc. provides diagnostic, detection, and information systems for veterinary, food, and water testing applications. The company also operates an international network of veterinary reference laboratories. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000874716. This basket component trades on the Nasdaq under the symbol “IDXX.”

The Coca-Cola Company

The Coca-Cola Company manufactures, markets, and distributes soft drink concentrates and syrups. The company also distributes and markets juice and juice-drink products. It distributes its products to retailers and wholesalers in the United States and internationally. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000021344. This basket component trades on the NYSE under the symbol “KO.”

Laboratory Corporation of America Holdings

Laboratory Corporation of America Holdings is a clinical laboratory company that offers clinical laboratory tests used by the medical profession in routine testing, patient diagnosis, and in the monitoring and treatment of disease. The company develops specialty testing operations, such as oncology testing, HIV genotyping, and phenotyping, diagnostic genetics, and clinical trials. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000920148. This basket component trades on the NYSE under the symbol “LH.”

Lincoln National Corporation

Lincoln National Corporation is a financial services company headquartered in Radnor, PA, marketed as Lincoln Financial Group. The company offers solutions including annuities, life, group life, disability and dental insurance, employer-sponsored retirement plans, savings plans, and comprehensive financial planning and advisory services. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000059558. This basket component trades on the NYSE under the symbol “LNC.”

McDonald’s Corporation

McDonald’s Corporation franchises and operates fast-food restaurants in the global restaurant industry. The company’s restaurants serves a variety of value-priced menu products in countries around the world. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000063908. This basket component trades on the NYSE under the symbol “MCD.”

Mondelēz International, Inc.

Mondelēz International, Inc. is a food and beverage company. The company manufactures and markets packaged food products, including snacks, beverages, cheese, convenient meals and various packaged grocery products. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001103982. This basket component trades on the Nasdaq under the symbol “MDLZ.”

The Mosaic Company

The Mosaic Company produces and distributes crop nutrients to the agricultural communities located in North America and other countries. The company offers products including concentrated phosphates and potash. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001285785. This basket component trades on the NYSE under the symbol “MOS.”

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Marathon Petroleum Corporation

Marathon Petroleum Corporation operates as a crude oil refining company. The company refines, supplies, markets, and transports petroleum products. Marathon Petroleum serves customers in the United States. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001510295. This basket component trades on the NYSE under the symbol “MPC.”

Motorola Solutions, Inc.

Motorola Solutions, Inc. is a data communications and telecommunications equipment provider. The company develops data capture, wireless, infrastructure, bar code scanning, two-way radios, and wireless broadband networks. The company also produces public safety and government products, voice and data communications products and systems, and wireless LAN securities. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000068505. This basket component trades on the NYSE under the symbol “MSI.”

Mylan N.V.

Mylan N.V. is a global generic and specialty pharmaceuticals company. The company operates an active pharmaceutical ingredient manufacturer and runs a specialty business focused on respiratory, allergy, and psychiatric therapies. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001623613. This basket component trades on the Nasdaq under the symbol “MYL.”

Netflix, Inc.

Netflix Inc. is an Internet subscription service for watching television shows and movies. Subscribers can instantly watch unlimited television shows and movies streamed over the Internet to their televisions, computers, and mobile devices and in the United States, subscribers can receive standard definition DVDs and Blu-ray Discs delivered to their homes. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001065280. This basket component trades on the Nasdaq under the symbol “NFLX.”

Nielsen Holdings plc

Nielsen Holdings plc offers marketing services. The company provides demand analysis, product development, sales measurement, price and trade promotion strategies, and product launch services. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001492633. This basket component trades on the NYSE under the symbol “NLSN.”

NRG Energy, Inc.

NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities primarily in the United States. The company offers energy production and cogeneration facilities, thermal energy production, and energy resource recovery facilities. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001013871. This basket component trades on the NYSE under the symbol “NRG.”

The Progressive Corporation

The Progressive Corporation is an insurance holding company. The company, through its subsidiaries, provide personal and commercial automobile insurance and other specialty property-casualty insurance and related services throughout the United States. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000080661. This basket component trades on the NYSE under the symbol “PGR.”

Quanta Services, Inc.

Quanta Services, Inc. provides specialized contracting services to electric utilities, telecommunication, cable television operators, and governmental entities. The company also installs transportation control and lighting systems and provides specialty electric power and communication services for industrial and commercial customers. It operates projects throughout North America. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001050915. This basket component trades on the NYSE under the symbol “PWR.”

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PayPal Holdings, Inc.

PayPal Holdings, Inc. operates as a technology platform company that enables digital and mobile payments on behalf of consumers and merchants. The company offers online payment solutions. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001633917. This basket component trades on the Nasdaq under the symbol “PYPL.”

Simon Property Group, Inc.

Simon Property Group, Inc. is a self-administered and self-managed, real estate investment trust. The company owns, develops, and manages retail real estate properties including regional malls, outlet centers, community/lifestyle centers, and international properties. The company serves customers in the State of Indiana. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001063761. This basket component trades on the NYSE under the symbol “SPG.”

Constellation Brands, Inc.

Constellation Brands, Inc. produces and markets alcoholic beverages in North America, Europe, and Australia, and New Zealand. The company has a portfolio of brands across the wine, imported beer, and distilled spirits categories. Constellation conducts its business through wholly owned subsidiaries as well as through a variety of joint ventures with various other entities. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000016918. This basket component trades on the NYSE under the symbol “STZ.”

Stryker Corporation

Stryker Corporation develops, manufactures, and markets specialty surgical and medical products. The company’s products include implants, biologics, surgical, neurologic, ear, nose and throat and interventional pain equipment, endoscopic, surgical navigation, communications and digital imaging systems, as well as patient handling and emergency medical equipment. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000310764. This basket component trades on the NYSE under the symbol “SYK.”

T-Mobile US, Inc.

T-Mobile US, Inc. is one of four national wireless carriers in the U.S. The company was created as the combination of T-Mobile USA and MetroPCS. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001283699. This basket component trades on the Nasdaq under the symbol “TMUS.”

Tractor Supply Company

Tractor Supply Company operates a retail farm store chain in the United States. The company provides farm maintenance, animal, general maintenance, lawn and garden, light truck equipment, work clothing, and other products. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000916365. This basket component trades on the Nasdaq under the symbol “TSCO.”

Tyson Foods, Inc.

Tyson Foods, Inc. produces, distributes, and markets chicken, beef, pork, prepared foods, and related allied products. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000100493. This basket component trades on the NYSE under the symbol “TSN.”

Textron Inc.

Textron Inc. is a global, multi-industry company with operations in aircraft, defense, industrial products, and finance. The company’s products include airplanes, helicopters, weapons, and automotive products. The company’s finance division offers asset based lending, aviation, distribution, golf, and resort finance, as well as structured capital. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000217346. This basket component trades on the NYSE under the symbol “TXT.”

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United Airlines Holdings, Inc.

United Airlines Holdings, Inc., through its subsidiaries, provides air transportation services. The company owns and manages airlines that transports people and cargos. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000100517. This basket component trades on the Nasdaq under the symbol “UAL.”

Unum Group

Unum Group provides group disability and special risk insurance. The company provides disability insurance, group life insurance, and payroll-deducted voluntary benefits offered to employees at their worksites. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000005513. This basket component trades on the NYSE under the symbol “UNM.”

Visa Inc.

Visa Inc. operates a retail electronic payments network and manages global financial services. The company also offers global commerce through the transfer of value and information among financial institutions, merchants, consumers, businesses, and government entities. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001403161. This basket component trades on the NYSE under the symbol “V.”

VeriSign, Inc.

VeriSign, Inc. operates as a provider of domain name registry services and internet infrastructure. The company enables the security, stability, and resiliency of key internet infrastructure and services, as well as provides root zone maintainer services. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001014473. This basket component trades on the Nasdaq under the symbol “VRSN.”

Xerox Holdings Corporation

Xerox Holdings Corporation, through its subsidiaries provides printers, scanners, supplies, and accessories. The company serves health care, insurance, government and retail sectors. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001770450. This basket component trades on the NYSE under the symbol “XRX.”

Yum! Brands, Inc.

Yum! Brands, Inc, owns and franchises quick-service restaurants. The company develops, operates, franchises, and licenses a worldwide system of restaurants which prepare, package, and sell a menu of food items. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001041061. This basket component trades on the NYSE under the symbol “YUM.”

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Historical Closing Prices of the Basket Components

The prices of the basket components have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of a basket component during the period shown below is not an indication that such basket component is more or less likely to increase or decrease at any time during the term of your notes.

We have not undertaken an independent review or due diligence of the information. The graphs below show the performance of the basket components from January 1, 2015 (or the date when the relevant basket component began trading) through January 22, 2020, based on information from Bloomberg without independent verification. Past performance of any basket component is not indicative of its future performance.

Historical Performance of AIG

Source: Bloomberg

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Historical Performance of AIZ

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Historical Performance of ALXN

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Historical Performance of AMZN

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Historical Performance of C

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Historical Performance of CMCSA

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Historical Performance of CNC

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Historical Performance of CRM

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Historical Performance of CSCO

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Historical Performance of DISH

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Historical Performance of EXC

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Historical Performance of FANG

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Historical Performance of FB

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Historical Performance of FFIV

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Historical Performance of FIS

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Historical Performance of FLIR

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Historical Performance of GD

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Historical Performance of GILD

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Historical Performance of GM

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Historical Performance of IBM

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Historical Performance of ICE

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Historical Performance of IDXX

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Historical Performance of KO

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Historical Performance of LH

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Historical Performance of LNC

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Historical Performance of MCD

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Historical Performance of MDLZ

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Historical Performance of MOS

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Historical Performance of MPC

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Historical Performance of MSI

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Historical Performance of MYL

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Historical Performance of NFLX

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Historical Performance of NLSN

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Historical Performance of NRG

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Historical Performance of PGR

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Historical Performance of PWR

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Historical Performance of PYPL

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Historical Performance of SPG

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Historical Performance of STZ

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Historical Performance of SYK

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Historical Performance of TMUS

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Historical Performance of TSCO

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Historical Performance of TSN

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Historical Performance of TXT

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Historical Performance of UAL

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Historical Performance of UNM

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Historical Performance of V

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Historical Performance of VRSN

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Historical Performance of XRX

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Historical Performance of YUM

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SUPPLEMENTAL PLAN OF DISTRIBUTION

GS&Co. will purchase the notes at a discount reflecting commissions of $10.70 per $1,000 principal amount of notes. The commissions per $1,000 principal amount are comprised of $2.50 of fees and $8.20 of selling commission. At the time we issue the notes, we will enter into certain hedging arrangements (which may include call options, put options or other derivatives) with GS&Co. or one of its affiliates.

We expect to deliver the notes against payment therefor in New York, New York on         , 2020, which is expected to be the fifth scheduled business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes are expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

The Bank may use this pricing supplement in the initial sale of the notes.  In addition, GS&Co. or any of its affiliates or agents may use this pricing supplement in market-making transactions in any notes after their initial sale.  Unless we, GS&Co. or any of our or its respective affiliates or agents inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

While GS&Co. may make markets in the notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. The price that GS&Co. makes available from time to time after the issue date at which it would be willing to repurchase the notes will generally reflect its estimate of their value. That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs.

The price at which you purchase the notes includes costs that the Bank, GS&Co. or any of our or its respective affiliates expect to incur and profits that the Bank, GS&Co. or any of our or its respective affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes.

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UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the notes.  The following summary is not complete and is both qualified and supplemented by the discussion entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying Underlying Supplement, which you should carefully review prior to investing in the notes.

The U.S. federal income tax considerations of your investment in the notes are uncertain.  No statutory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes.  In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as prepaid cash-settled derivative contracts.  Pursuant to the terms of the notes, you agree to treat the notes in this manner for all U.S. federal income tax purposes.  If this treatment is respected, subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, you should generally recognize capital gain or loss upon the sale, exchange or payment upon maturity in an amount equal to the difference between the amount you receive in such transaction and the amount that you paid for your notes.  Such gain or loss should generally be treated as long-term capital gain or loss if you have held your notes for more than one year.

The expected characterization of the notes is not binding on the IRS or the courts.  It is possible that the IRS would seek to characterize the notes in a manner that results in tax consequences to you that are different from those described above or in the accompanying Underlying Supplement. Such alternate treatments could include a requirement that a holder accrue ordinary income over the life of the notes or treat all gain or loss at maturity as ordinary gain or loss.  For a more detailed discussion of certain alternative characterizations with respect to the notes and certain other considerations with respect to an investment in the notes, you should consider the discussion set forth in “Certain U.S. Federal Income Tax Consequences” of the accompanying Underlying Supplement.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.

While the matter is not entirely clear, to the extent a Basket Component is the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-thru entities such as regulated investment companies (including certain exchange-traded funds), real estate investment trusts, partnerships, trusts and passive foreign investment companies, each a “Section 1260 Financial Asset”), there exists a substantial risk that an investment in the notes is, in whole or in part, a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized in respect of a note will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in a gross income inclusion in taxable years prior to the taxable year of the sale, exchange, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, or settlement).

If an investment in a note is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain in respect of the note will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the note will equal the excess of (i) any long-term capital gain you recognized in respect of the note and attributable to Section 1260 Financial Assets, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) you would have had if you had acquired an amount of the corresponding Section 1260 Financial Assets at fair market value on the original issue date for an amount equal to the portion of the issue price of the note attributable to the corresponding Section 1260 Financial Assets and sold such amount of Section 1260 Financial Assets upon the date of sale, exchange, or settlement of the note at fair market value (and appropriately taking into account any leveraged upside exposure). To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. However, unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero. You should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the note.

Capped Leveraged Basket-Linked Notes due

We will not attempt to ascertain whether any of the basket component issuers would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If any of the basket component issuers were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the basket component issuers and consult your tax advisor regarding the possible consequences to you if any of the basket component issuers is or becomes a PFIC or a USRPHC.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that the notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the notes. However, it is possible that the notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the basket components or the notes, and following such occurrence the notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the basket components or the notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Capped Leveraged Basket-Linked Notes due

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a note pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and the regulations thereto and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the note; (c) does not use or hold and is not deemed to use or hold the note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the note, and (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”). A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of CIBC’s shares determined on a votes or fair market value basis. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning notes under “Material Income Tax Consequences — Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder.  Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies and having regard to the terms of the notes, interest payable on the notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own tax advisors regarding the consequences to them of a disposition of the notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

Capped Leveraged Basket-Linked Notes due

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither this pricing supplement nor the accompanying underlying supplement, prospectus supplement or prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS
Pricing Supplement

Page

Additional Information Regarding Estimated Value of the Notes	PS-1
About this Pricing Supplement	PS-2
Summary Information	PS-3
Hypothetical Examples	PS-8
Additional Risk Factors Specific to Your Notes	PS-11
About the Basket	PS-18
Supplemental Plan of Distribution	PS-51
United States Federal Income Tax Considerations	PS-52
Certain Canadian Federal Income Tax Considerations	PS-54

Stock-Linked Underlying Supplement dated December 16, 2019
Risk Factors	S-1
Use of Proceeds and Hedging	S-8
Certain Terms of the Notes	S-9
Information Regarding The Reference Stocks And The Reference Stock Issuers	S-19
The Bank’s Estimated Value of the Notes	S-20
Material Canadian Federal Income Tax Consequences	S-21
Certain U.S. Federal Income Tax Consequences	S-21

Prospectus Supplement dated December 16, 2019
About this Prospectus Supplement	S-1
Risk Factors	S-1
Use of Proceeds	S-11
Description of the Notes We May Offer	S-12
Supplemental Plan of Distribution (Conflicts of Interest)	S-31

Prospectus dated December 16, 2019
About this Prospectus	i
Forward-Looking Statements	i
Available Information	iii
Documents Incorporated by Reference	iii
Presentation of Financial Information	iii
Canadian Imperial Bank of Commerce	iii
Risk Factors	1
Use of Proceeds	1
Description of Senior Debt Securities	1
Material Income Tax Consequences	23
Plan of Distribution	31
Certain U.S. Benefit Plan Investor Considerations	34
Limitations on Enforcement of U.S. Laws Against CIBC, Its Management and Others	35
Validity of Securities	36
Experts	36

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Canadian Imperial Bank of Commerce Senior Global Medium-Term Notes Capped Leveraged Basket-Linked Notes due

CIBC World Markets